Genuity Capital Markets Strictly Private and Confidential. For Discussion purposes only DRAFT Presentation to the Designated Directors November 12th, 2009

DRAFT Strictly Private and Confidential 1 DRAFT Table of Contents I. Background to the Offer II. Corel Overview III. Overview of Fairness Opinion Methodology IV. Financial Analysis Appendices A. Additional Financial Details

I. Background to the Offer DRAFT

DRAFT Strictly Private and Confidential 3 DRAFT Timeline 2008 Offer ? On March 28, 2008, the Company received an unsolicited proposal from Vector to make an offer to acquire all of the Company’s outstanding Shares not owned by it at a price of $11.00 cash per share. The Board formed a Special Committee, which assisted it in evaluating and responding to Vector’s proposal. In addition, the Special Committee undertook a process to evaluate other strategic alternatives to maximize value for all shareholders. 2008 Sale Process ? On August 18, 2008, Vector informed the Company that it was withdrawing its proposal to facilitate pursuit by the Company of other alternatives for maximizing value for all shareholders. On August 20, 2008, the Company announced that it was in discussions with a third party regarding a potential sale of the Company. On October 22, 2008, the Company announced that discussions with a third party regarding a potential sale of the Company had ceased, and there were no longer any negotiations concerning an acquisition of the Company then pending. 2009 Offer ? In August 2009, Vector notified Messrs. Ciporin, Cohen and Tissenbaum that Vector had decided to once again evaluate the possibility of a transaction in which it would offer to acquire all of the outstanding Shares of the Company not owned by it and the Board confirmed that Messrs. Tissenbaum, Cohen and Ciporin would be mandated as the Designated Directors to act as the Board with respect to all matters related to a possible transaction with Vector. Thereafter, on October 23, 2009, a director affiliated with Vector informed one of the Designated Directors that Vector was considering making an offer of $3.35 in cash per share for all of the outstanding Shares of the Company not already owned by Vector. On October 28, 2009, Vector commenced its offer of $3.50 in cash per share for all of the outstanding Shares of the Company not already owned by it. On November 11, 2009, Vector informed the Designated Directors that it would increase the Offer Price to $4.00 per share

DRAFT Strictly Private and Confidential 4 DRAFT Offering Party ? Corel Holdings, L.P. a limited partnership controlled by an affiliate of Vector Capital (“Vector”) Consideration ? Amount payable in cash Offer Price ? US$4.00 per share for all issued and outstanding common shares of Corel Corporation, net to the seller in cash without interest and less applicable withholding taxes, not controlled by Vector and its affiliates Offer Expiry ? November 25, 2009 (“Expiry Date”) Offer Type ? Tender offer Conditions ? Conditioned upon at least a majority of the aggregate number of outstanding shares, excluding the shares controlled by Vector, tendering their shares prior to the Expiry Date Financing ? All capital provided by Vector Capital Partners II International Ltd. Offer Summary

II. Corel Overview DRAFT

DRAFT Strictly Private and Confidential 6 DRAFT Capitalization Capitalization (In US$ millions except per share) 1 Based on Genuity forecast 2 Street research as of July 10, 2009 Pre- Initial Revised Announ. Offer Offer Share Price $3.13 $3.50 $4.00 FD Shares Outstanding 27.5 27.9 28.2 Equity Value 86.2 97.6 113.0 Long-term debt 117.8 117.8 117.8 Capital Leases 1.3 1.3 1.3 Cash and Equivalents (18.9) (18.9) (18.9) TEV 186.3 197.7 213.1 TEV/EBITDA LTM 49.2 3.8x 4.0x 4.3x 2009E - Internal 40.1 4.6x 4.9x 5.3x 2010E — GCM1 43.2 4.3x 4.6x 4.9x 2009E — Street2 38.5 4.8x 5.1x 5.5x 2010E — Street2 42.5 4.4x 4.7x 5.0x Price/Earnings 2009E — Street2 $0.87 3.6x 4.0x 4.6x 2010E - Street2 $0.92 3.4x 3.8x 4.3x

DRAFT

Consolidated Financial Summary

Quarterly Financial Summary

(US$ millions)	Q1 '07	Q2 '07	Q3 '07	Q4 '07	Q1 '08	Q2 '08	Q3 '08	Q4 '08	Q1 '09	Q2 '09	Q3 '09	Q4 '09E	FY 2007A	FY 2008A	FY 2009E
Digital Media	18.6	30.5	26.7	33.0	28.6	28.5	28.3	33.3	26.6	22.8	20.4	25.7	108.8	118.7	95.4
Graphics & Productivity	34.1	34.5	33.7	39.4	36.9	38.5	37.9	36.2	29.7	27.6	27.0	28.7	141.7	149.5	112.9
Total Revenue	**52.6**	**65.0**	**60.4**	**72.4**	**65.5**	**67.0**	**66.2**	**69.4**	**56.2**	**50.4**	**47.4**	**54.4**	**250.5**	**268.2**	**208.3**
COGS	(8.9)	(14.5)	(12.4)	(14.4)	(15.5)	(14.1)	(15.5)	(16.9)	(15.7)	(14.3)	(12.7)	(14.2)	(50.3)	(62.0)	(56.9)
Gross Margin	43.7	50.6	48.0	58.0	50.1	52.9	50.7	52.5	40.6	36.0	34.7	40.2	200.2	206.2	151.4
Direct Operating Expenses	(11.4)	(10.8)	(11.7)	(11.2)	(11.8)	(12.5)	(10.9)	(10.5)	(9.4)	(8.7)	(7.5)	(9.7)	(45.1)	(45.7)	(35.4)
Contribution Margin	**32.3**	**39.8**	**36.2**	**46.8**	**38.2**	**40.4**	**39.8**	**42.0**	**31.2**	**27.3**	**27.2**	**30.5**	**155.1**	**160.5**	**116.1**
Other Expenses	(24.0)	(24.2)	(23.3)	(27.0)	(26.4)	(25.4)	(23.1)	(22.8)	(19.3)	(18.9)	(17.4)	(20.4)	(98.6)	(97.8)	(76.0)
Adjusted EBITDA	**8.3**	**15.6**	**12.9**	**19.7**	**11.8**	**15.0**	**16.7**	**19.2**	**11.9**	**8.3**	**9.8**	**10.1**	**56.5**	**62.7**	**40.1**
FX Translation	0.5	(0.4)	0.6	0.1	1.5	(0.1)	(0.9)	(2.3)	(0.9)	1.8	(0.2)	0.0	0.8	(1.8)	0.8
Adj. EBITDA - Reported	**8.7**	**15.2**	**13.5**	**19.9**	**13.3**	**14.9**	**15.8**	**16.9**	**11.0**	**10.1**	**9.6**	**10.1**	**57.3**	**60.9**	**40.9**
LTM Total Revenue				250.5	263.4	265.4	271.3	268.2	258.9	242.2	223.4	208.3			
LTM Adjusted EBITDA				56.5	60.1	59.5	63.2	62.7	62.7	56.1	49.2	40.1			
LTM Adjusted EBITDA - Reported				57.3	61.9	61.6	63.9	60.9	58.6	53.8	47.7	40.9			
As % of Net Revenue															
COGS as % of Net Revenue	17%	22%	21%	20%	24%	21%	23%	24%	28%	28%	27%	26%	20%	23%	27%
Gross Margin	83%	78%	79%	80%	76%	79%	77%	76%	72%	72%	73%	74%	80%	77%	73%
Contribution Margin	61%	61%	60%	65%	58%	60%	60%	61%	55%	54%	57%	56%	62%	60%	56%
Adjusted EBITDA	16%	24%	21%	27%	18%	22%	25%	28%	21%	17%	21%	19%	23%	23%	19%

Note: Based on internal management reports

DRAFT Strictly Private and Confidential

7

Genuity

DRAFT Strictly Private and Confidential 8 DRAFT Financial Forecast Consolidated Financial Summary Note: Based on Genuity forecast (US$ millions) Q1 2010E Q2 2010E Q3 2010E Q4 2010E FY 2010E FY 2011E FY 2012E FY 2013E Digital Media 25.7 22.5 20.5 24.2 92.9 95.4 95.2 93.7 Graphics & Productivity 30.8 28.6 28.0 29.7 117.1 119.8 125.4 128.7 Total Revenue 56.5 51.1 48.4 54.0 209.9 215.2 220.6 222.4 COGS (14.8) (13.0) (11.4) (13.1) (52.3) (52.1) (52.0) (51.6) Gross Margin 41.7 38.0 37.0 40.9 157.6 163.1 168.6 170.8 Direct Operating Expenses (9.8) (8.9) (8.6) (9.7) (36.9) (38.6) (39.7) (39.9) Contribution Margin 31.9 29.2 28.5 31.2 120.7 124.6 128.9 130.9 Other Expenses (20.9) (19.1) (17.4) (20.0) (77.4) (76.1) (78.4) (80.3) Adjusted EBITDA 10.9 10.1 11.1 11.1 43.2 48.5 50.6 50.6 As % of Net Revenue COGS as % of Net Revenue 26% 26% 24% 24% 25% 24% 24% 23% Gross Margin 74% 74% 76% 76% 75% 76% 76% 77% Contribution Margin 56% 57% 59% 58% 57% 58% 58% 59% Adjusted EBITDA 19% 20% 23% 21% 21% 23% 23% 23%

DRAFT Strictly Private and Confidential 9 DRAFT Share Ownership Shareholder Ownership Vector Ownership Source: Thomson; Big Dough; SEDI; Company filings All Others 32% Vector Capital 68% Number Percent Percent of Shareholder of Shares Ownership Float Insiders Vector Capital 17,682,698 68.3% All Other Insiders 70,027 0.3% Total Insiders 17,752,725 68.5% JANA Partners 2,090,232 8.1% 25.6% Evergreen Investment Management 1,145,483 4.4% 14.1% Burgundy Asset Management 8 32,010 3.2% 10.2% S Squared Technology 7 16,000 2.8% 8.8% Brandywine Global 3 01,511 1.2% 3.7% Other Disclosed Institutional 6 72,351 2.6% 8.2% Total Disclosed Institutions 5,757,587 22.2% 70.6% Other Institutional and Retail 2,395,110 9.2% 29.4% Total Shares Outstanding 25,905,422 100.0% Float 8,152,697 31.5% 100.0%

DRAFT Strictly Private and Confidential 10 DRAFT Share Price Since IPO Share Price Performance $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 $18.00 25-Apr-06 25-Oct-06 25-Apr-07 25-Oct-07 25-Apr-08 25-Oct-08 25-Apr-09 25-Oct-09 Share Price (US$) 0 500 1,000 1,500 2,000 2,500 Volume (000s) Aug 28, 2006 Corel signed definitive agreement to acquire InterVideo Mar 28, 2008 Corel received unsolicited proposal from Vector Capital May 5, 2008 Corel appointed Kris Hagerman as interim CEO October 22, 2008 Corel ended discussions with third party regarding potential sale May 2, 2006 Corel completed its IPO and acquires WinZip from Vector Capital April 21, 2008 Corel CEO David Dobson stepped down October 28, 2009 Vector announces tender offer for outstanding Corel shares at US$3.50 per share Source: Bloomberg

DRAFT Strictly Private and Confidential 11 DRAFT Volume Weighted Average Price Turn of Float1 (Pre-Announcement) 1 Since April 7, 2008 2 Since June 22, 2009 Source: Bloomberg Since IPO 43.2% 23.5% 2.2% 3.3% 27.8% 0% 20% 40% 60% 80% 100% $1.25 to $3.25 $3.25 to $5.25 $5.25 to $7.25 $7.25 to $9.25 $9.25 to $11.25 Cumulative % of Shares Traded in Price Range VWAP = $5.31 Offer Premium Since Announcement2 $3.13 $3.12 $3.10 $2.99 $2.95 $2.54 1 Day 5-Day VWAP 10-Day VWAP 20-Day VWAP 30-Day VWAP 90-Day VWAP 27.8% 28.2% 29.1% 33.8% 35.6% 57.5% 20.7% 4.0% 22.2% 40.6% 12.4% 0% 20% 40% 60% 80% 100% $1.25 to $4.75 $4.75 to $8.25 $8.25 to $11.75 $11.75 to $15.25 $15.25 to $18.75 Cumulative % of Shares Traded in Price Range VWAP = $10.47 91.6% 4.8% 2.1% 0.5% 1.0% 0% 20% 40% 60% 80% 100% $3.50 to $3.80 $3.80 to $4.10 $4.10 to $4.40 $4.40 to $4.70 $4.70 to $5.00 Cumulative % of Shares Traded in Price Range VWAP = $3.72

DRAFT Strictly Private and Confidential 12 DRAFT Stock Performance — Since Announcement Stock Price at Market Close — Since Announcement Source: Bloomberg $4.01 $3.75 $3.70 $3.71 $3.79 $3.70 $3.64 $3.65 $3.60 $3.65 29-Oct-09 30-Oct-09 2-Nov-09 3-Nov-09 4-Nov-09 5-Nov-09 6-Nov-09 9-Nov-09 10-Nov-09 11-Nov-09 Offer: US$4.00

DRAFT Strictly Private and Confidential 13 DRAFT 0 20 40 60 80 100 120 140 160 25-Apr-06 25-Jul-06 25-Oct-06 25-Jan-07 25-Apr-07 25-Jul-07 25-Oct-07 25-Jan-08 25-Apr-08 25-Jul-08 25-Oct-08 25-Jan-09 25-Apr-09 25-Jul-09 25-Oct-09 Indexed Share Price (from Apr 25, 2006) S&P 500 Information Technology Index S&P/TSX Index S&P 500 Corel 0 20 40 60 80 100 120 140 20-Oct-08 20-Nov-08 20-Dec-08 20-Jan-09 20-Feb-09 20-Mar-09 20-Apr-09 20-May-09 20-Jun-09 20-Jul-09 20-Aug-09 20-Sep-09 20-Oct-09 Indexed Share Price (from Oct 20, 2008) S&P 500 Information Technology Index S&P/TSX Index S&P 500 Corel Relative Share Price Performance Indexed Performance Since IPO Performance Since October 20, 2008 Source: Bloomberg Note: Performance up to announcement IPO to Current Tech Index 113 S&P/TSX 88 S&P 500 80 Corel 20 20 Oct ‘08 to Current Tech Index 126 S&P 500 106 S&P/TSX 105 Corel 41

III. Overview of Fairness Opinion Methodology DRAFT

DRAFT Strictly Private and Confidential 15 DRAFT Fairness Opinion Methodology ? Reviewed publicly available financial statements and documents ? Reviewed certain internal financial information ? Reviewed fiscal 2009 budget prepared by management ? Discussed the past, current and projected operations and financial condition with management ? Reviewed reported prices and trading activity ? Compared the financial performance to selected publicly-traded reference companies ? Reviewed the publicly available financial terms of certain reference transactions ? Performed other valuation and comparative analyses, including: ? Discounted cash flow analysis; and ? Analysis of premiums paid in other public merger transactions ? Reviewed the offer and related documents ? Performed various other analyses and considered such other factors as deemed appropriate

IV. Financial Analysis DRAFT

DRAFT Strictly Private and Confidential 17 DRAFT $3.91 $3.74 $3.45 $3.59 $3.61 $1.37 $4.38 $4.19 $4.73 $5.25 $6.48 $5.07 $3.78 $4.23 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Bid Premium (1 Day) Bid Premium (20-Day VWAP) DCF — WinZip 15-Yr Forecast DCF — WinZip Going-Concern Precedent Transactions Public Comps 52 Week Low/High Summary of Values Summary of Value Range Comments ? April 8, 2009 (Low) / October 30, 2008 (High) ? Metrics based on 2009E and 2010E adjusted EBITDA ? Adjusted to exclude control premium ? 16.2% — 18.2% WACC and (1.0)% — 1.0% terminal growth rate (Residual Corel) ? 25% to 40% premium to 20-day VWAP (US$2.99) Bid: $4.00 (US$ share price) ? 25% to 40% premium to preannouncement price (US$3.13) ? 16.2% — 18.2% WACC and (1.0)% — 1.0% terminal growth rate

DRAFT

Public Comparables

Public Comparables

All Figures in USD millions unless indicated

Company Name	Market Cap 11-Nov-09	TEV	TEV/EBITDA LTM[1]	TEV/EBITDA 2009E[2]	TEV/EBITDA 2010E[2]	Price / Earnings 2009E[2]	Price / Earnings 2010E[2]	TEV/Revenue LTM[1]	TEV/Revenue 2009E[2]	TEV/Revenue 2010E[2]
Avid Technology	461	366	neg	6.5x	4.4x	neg	nmf	0.6x	0.6x	0.6x
Cyberlink Corp.	491	357	9.7x	8.5x	7.6x	17.0x	13.3x	2.5x	2.7x	2.4x
Sonic Solutions	244	246	nmf	neg	nmf	neg	nmf	2.2x	2.3x	2.3x
RealNetworks	499	140	neg	3.4x	3.8x	neg	neg	0.2x	0.2x	0.2x
Divx Inc.	173	38	3.4x	5.9x	3.5x	nmf	44.4x	0.5x	0.6x	0.5x
Adjusted Mean			**6.5x**	**6.1x**	**4.8x**	**17.0x**	**28.9x**	**1.2x**	**1.3x**	**1.2x**
Adjusted Mean + 0.5 St Dev			**8.8x**	**7.1x**	**5.8x**	**na**	**39.9x**	**1.7x**	**1.8x**	**1.7x**
Adjusted Mean - 0.5 St Dev			**4.3x**	**5.1x**	**3.9x**	**na**	**17.9x**	**0.6x**	**0.7x**	**0.7x**
Median			**6.5x**	**6.2x**	**4.1x**	**17.0x**	**28.9x**	**0.6x**	**0.6x**	**0.6x**
Corel Corp. (Street Estimates)	**104**	**213**	**4.3x**	**5.5x**	**5.0x**	**4.6x**	**4.3x**	**1.0x**	**1.0x**	**1.0x**

All Figures in USD millions unless indicated

Company Name	Market Cap 11-Nov-09	TEV	TEV/EBITDA LTM[1]	TEV/EBITDA 2009E[2]	TEV/EBITDA 2010E[2]	Price / Earnings 2009E[2]	Price / Earnings 2010E[2]	TEV/Revenue LTM[1]	TEV/Revenue 2009E[2]	TEV/Revenue 2010E[2]
Microsoft Corp.	258,560	231,462	10.1x	9.5x	9.1x	16.6x	15.2x	4.0x	3.8x	3.6x
Adobe Systems[3]	18,813	17,106	15.3x	14.2x	12.5x	23.6x	20.5x	5.9x	5.8x	5.1x
Symantec Corp.	14,258	13,933	7.6x	6.4x	6.0x	11.9x	11.5x	2.4x	2.3x	2.3x
Intuit Inc.	9,674	9,794	9.7x	9.0x	7.9x	16.0x	17.4x	3.0x	3.0x	2.8x
McAfee Inc.	6,812	6,371	16.5x	10.2x	9.4x	17.9x	16.1x	3.5x	3.3x	3.0x
Autodesk Inc.	6,361	5,603	16.5x	16.5x	13.6x	31.1x	24.1x	2.9x	3.3x	3.1x
Nuance Communications	3,801	4,515	23.7x	12.5x	11.9x	13.4x	12.4x	4.8x	4.4x	4.0x
Magix	67	34	4.5x	na	na	na	na	0.7x	na	na
Adjusted Mean			**11.5x**	**10.3x**	**10.0x**	**16.6x**	**15.5x**	**3.4x**	**3.3x**	**3.1x**
Median			**12.7x**	**10.2x**	**9.4x**	**16.6x**	**16.1x**	**3.3x**	**3.3x**	**3.1x**
Corel Corp. (Street Estimates)	**104**	**213**	**4.3x**	**5.5x**	**5.0x**	**4.6x**	**4.3x**	**1.0x**	**1.0x**	**1.0x**

1 Adjusted for Extraordinary Items
2 Calendar Year Estimates from I/B/E/S
3 Excludes impact from Omniture acquisition

TEV = Total Enterprise Value (Market Capitalization, Option Dilution, Preferred Shares, Minority Interest, Net Debt)
LTM = Last Twelve Months
Note: Figures in Bold are excluded from the Adjusted Mean

DRAFT Strictly Private and Confidential

18

Genuity

DRAFT Strictly Private and Confidential 19 DRAFT Comparable Companies Analysis Comparable Companies Analysis 1 EBITDA and cash adjusted for the effect of planned restructuring (US$ millions, unless otherwise stated) Metric Range TEV Input Low High Low High 2009E Adjusted EBITDA1 43.6 5.1x 7.1x 222 309 2010E Adjusted EBITDA1 46.9 3.9x 5.8x 183 272 Average TEV 202 291 Add: Cash 18 18 Less: Total Debt and Capital Leases (119) (119) Equity Value 101 189 FD Shares Outstanding 28.0 29.2 Implied Value Per Share $3.61 $6.48

DRAFT Strictly Private and Confidential 20 DRAFT All Figures in USD millions unless indicated Date TEV/LTM Target Company Acquiror Annou nced TEV Revenue EBITDA Softimage Co. Autodesk Inc. 23-Oct-08 3 5 1.9x na Aladdin Knowledge Systems Vector Capital 16-Aug-08 1 70 1.1x 9.0x CoCreate Software GmbH & Co. KG Parametric Technology Corp. 31-Oct-07 245 3.1x 7.3x Artwork Systems Group NV Esko NV 2-Aug-07 1 99 4.4x 12.4x Nova Development Corp. Avanquest Software 17-Jan-07 4 8 1.5x na InterVideo Corel 28-Aug-06 1 12 0.9x 9.7x Ulead InterVideo 5-Jul-06 2 2 0.7x na Macromedia Inc. Adobe Systems Inc. 18-Apr-05 2 ,845 6.5x 28.4x Pinnacle Systems Avid Technology 21-Mar-05 3 60 2.1x neg Roxio Sonic Solutions 9-Aug-04 8 5 1.0x 3.2x Adjusted Mean 1.9x 8.3x Adjusted Mean + 0.5 St Dev 2.5x 10.0x Adjusted Mean — 0.5 St Dev 1.3x 6.6x Precedent Transactions Precedent Transactions — Residual Corel Precedent Transactions — WinZip 1 Genuity estimate 2 EBIT reported for segment; D&A estimated from residual business 3 Includes earnout of $2 million All Figures in USD millions unless indicated Date TEV/LTM Target C ompany Acquiror Annou nced TEV Revenue EBITDA PKWARE Inc. Novacap et al 23-Sep-09 4 0 1.0x 5.0x On2 Technologies Google Inc. 4-Aug-09 1 05 6.0x na Acresso Software Thoma Cressey Bravo 13-Feb-08 2 00 1.8x 4.1x WinZip Corel Corporation 28-Feb-06 8 8 3.9x 6.5x WinZip Vector Capital 18-Jul-05 3 4 1.3x 2.1x Allume Systems Inc. Smith Micro Software 5-Jul-05 1 3 1.3x na Aladdin Systems IMSI 21-Jan-04 1 0 1.2x 10.0x Adjusted Mean 1.8x 4.4x Adjusted Mean + 0.5 St Dev 2.3x 5.3x Adjusted Mean — 0.5 St Dev 1.2x 3.5x 2 1 3

DRAFT Strictly Private and Confidential 21 DRAFT Precedent Transactions Precedent Transactions Value Range (US$ millions, unless otherwise stated) Metric Range TEV Per Share Metric Input Low High Low High Low High WinZip TEV/LTM EBITDA 28.2 3.5x 5.3x 98.6 149.4 Remaining Business TEV/LTM EBITDA 21.0 6.6x 10.0x 138.6 210.0 Total 237.2 359.4 $4.78 $8.75 Control Premium Discount (25%) (40%) Total 199.0 244.8 $3.59 $5.25

DRAFT Strictly Private and Confidential 22 DRAFT DCF — WinZip 15-Yr Forecast Case DCF Sensitivity DCF Per Share Free Cash Flow Forecast Observations ? WinZip forecast period: ? Assume WinZip business declines over 15 years starting in 2013 ? WACC: 17.2% (WinZip and Residual Corel) ? Terminal growth rate: 0.0% (Residual Corel) ? Implied TEV/EBITDA multiple in terminal year: 4.4x ? WinZip 15-Yr Forecast case results in a DCF value of $3.45 to $4.23 per share ? WACC range: 16.2% to 18.2% ? Terminal growth range: (1.0%) to 1.0% (US$ millions) 2008A 2009E 2010E 2011E 2012E 2013E Revenues 268.2 208.3 209.9 215.2 220.5 218.5 EBITDA 60.9 40.9 43.2 48.5 50.6 47.9 Capital Expenditures (2.4) (2.5) (2.5) (2.5) Cash Taxes (2.1) (2.2) (7.1) (6.7) Changes in Working Capital (0.1) (0.3) (0.3) (0.1) Unlevered Free Cash Flow 38.7 43.5 40.7 38.6 Res Corel Terminal Growth Rate WACC (1.0%) (0.5%) 0.0% 0.5% 1.0% 16.2% $3.97 $4.03 $4.09 $4.16 $4.23 16.7% $3.83 $3.89 $3.94 $4.01 $4.07 17.2% $3.70 $3.75 $3.80 $3.86 $3.92 17.7% $3.57 $3.62 $3.67 $3.72 $3.78 18.2% $3.45 $3.50 $3.54 $3.59 $3.64

DRAFT Strictly Private and Confidential 23 DRAFT DCF — WinZip Going-Concern Case DCF Sensitivity DCF Per Share Free Cash Flow — Forecast Observations ? WinZip forecast period: Perpetuity ? WinZip incremental R&D investment: 10% of revenue to drive new product development ? WACC: 17.2% (Residual Corel), 19.2% (WinZip) ? Terminal growth rate: 0.0% ? Implied TEV/EBITDA multiple in terminal year: ? WinZip: 4.3x ? Residual Corel: 4.4x ? WinZip Going-Concern case results in a DCF value of $3.78 to $4.73 per share ? WACC range: 16.2% to 18.2% (Residual Corel), 18.2% to 20.2% (WinZip) ? Terminal growth range: (1.0%) to 1.0% (US$ millions) 2008A 2009E 2010E 2011E 2012E 2013E Revenues 268.2 208.3 209.9 214.8 219.8 221.2 EBITDA 60.9 40.9 39.4 44.4 46.2 45.9 Capital Expenditures (2.4) (2.5) (2.5) (2.5) Cash Taxes (1.9) (2.1) (6.5) (6.5) Changes in Working Capital (0.1) (0.3) (0.3) (0.1) Unlevered Free Cash Flow 34.9 39.5 36.8 36.8 WinZip Res Corel Terminal Growth Rate WACC WACC (1.0%) (0.5%) 0.0% 0.5% 1.0% 18.2% 16.2% $4.47 $4.53 $4.59 $4.66 $4.73 18.7% 16.7% $4.29 $4.34 $4.40 $4.46 $4.52 19.2% 17.2% $4.11 $4.16 $4.21 $4.27 $4.32 19.7% 17.7% $3.94 $3.98 $4.03 $4.09 $4.14 20.2% 18.2% $3.78 $3.82 $3.87 $3.91 $3.97

A. Additional Financial Detail DRAFT

DRAFT Strictly Private and Confidential 25 DRAFT Weighted Average Cost of Capital WACC 1 Average of 10 year and 30 year US government bond yields (Bloomberg) 2 Average of B-rated and BB-rated corporate bond yield spreads 3 Source: 2009 Ibbotson Risk Premia Over Time Report (Morningstar) 4 Assuming debt/equity ratio of 0.25x 5 Source: 2009 Ibbotson Risk Premia Over Time Report (Morningstar) Cost of Debt Risk free rate1 3.93% Borrowing spread2 5.22% Pre-tax cost of debt 9.15% Tax rate 30.00% After tax cost of debt 6.40% Cost of Equity Risk free rate1 3.93% Equity risk premium3 6.50% Unlevered beta 1.30 Levered beta4 1.53 Size Premium5 6.03% After tax cost of equity 19.91% Optimal Capital Structure 20% debt WACC Calculated from Above 17.21%

DRAFT Strictly Private and Confidential 26 DRAFT 40% 70% 56% 56% 47% 39% 42% Q1 2008 Q2 2008 Q3 2008 Q4 2008 Q1 2009 Q2 2009 Q3 2009 44 62 54 25 31 41 37 S&P 500 Index Takeover Premiums Takeover Premiums1 1 All M&A transactions over US$20 million; excludes real estate and financial industry transactions, excludes premiums over 200%; based on premium to prior day closing price Source: Capital IQ 32% 29% 31% 2005 2006 2007 221 270 319 Average: 30% Year # Deals

DRAFT Strictly Private and Confidential 27 DRAFT Going Private Bid Premium Insider Transactions — Bid Premiums Final Offer as % of Mid-Point Range (20%) 0% 20% 40% 60% 80% 100% Clublink Corp Northbirdge Financial Corp. Teknion Corporation Cunningham Lindsey Group FUN Technologies Nurun Inc. Sobeys St. Lawrence Cement Group Sears Canada Shell Canada Bell Nordiq Income Fund Falconbridge Thyssenkrupp Budd Canada Inc. Rogers Wireless Communications Decoma International Intier Automotive Cara Operations Ltd Dupont Canada Gulf Indonesia Resources Ltd Trilon Financial Corp Cominco Ltd Bentall Corporation Desjardins Financial Corp Inc BPO Properties Ltd Canadian Satellite Comm. Perkins Papers Ltd. Rolland Inc Paperboard Industries International Cambridge Shopping Centres Monarch Development Corp Quebectel Group Inc BCE Mobile Communications Inc Celanese Canada Inc Southam Inc. Meridian Technologies Inc Global Equity Corp Great Pacific Enterprises Spruce Falls Acquisition CP 1-day premium 4-week premium 1-Day Average: 21% 4 Week Average: 26% 57% 99% 152%

DRAFT

Precedent Going Private Transactions

Insider Bid Transactions

Target	Acquiror	Date Announced	Initial Offer: Price	Initial Offer: % of Mid-Point Range	Final Offer: Price	Final Offer: % of Mid-Point	Premium: 1-day	Premium: 4 weeks
High River Gold Mines	Lybica Holding B.V.	6/16/09	$0.22	77%	$0.30	105%	114%	122%
Clublink Corp	ClubLink Enterprises Ltd.	5/29/09	$7.16	87%	$7.16	87%	(4%)	8%
Teal Exploration & Mining Inc.	Companhia Vale do Rio Doce	12/15/08	$3.00	125%	$3.00	125%	329%	900%
Northbirdge Financial Corp.	Fairfax Financial Holdings	12/1/08	$39.00	100%	$39.00	100%	21%	36%
Teknion Corporation	A-Tean Holdings	12/24/07	$3.15	96%	$3.15	96%	80%	91%
Cunningham Lindsey Group	Fairfax Financial Holdings	10/30/07	$3.20	117%	$3.20	117%	25%	23%
FUN Technologies	Liberty Media	6/21/07	$3.56	86%	$3.56	86%	13%	9%
Nurun Inc.	Quebecor Media Inc.	5/31/07	$4.75	111%	$4.75	111%	32%	36%
Sobeys	Empire Company	4/26/07	$58.00	97%	$58.00	97%	53%	55%
St. Lawrence Cement Group	Holcim	2/26/07	$36.50	95%	$43.50	114%	33%	49%
Sears Canada	Sears Holdings	12/5/06	$16.86	82%	$18.00	na	16%	30%
Shell Canada	Royal Dutch Shell	10/23/06	$40.00	89%	$45.00	100%	37%	48%
Bell Nordiq Income Fund	Bell Aliant Regional Communications	10/11/06	$19.00	125%	$19.00	125%	6%	7%
Falconbridge	Noranda	3/9/05	$40.90	90%	$40.90	90%	5%	28%
Thyssenkrupp Budd Canada Inc.	Thyssenkrupp Budd Company	11/20/04	$9.00	152%	$9.00	152%	44%	46%
Rogers Wireless Communications	Rogers Communications	11/11/04	$50.75	99%	$50.75	99%	15%	16%
Decoma International	Magna International	10/25/04	$12.20	83%	$12.83	91%	29%	23%
Intier Automotive	Magna International	10/25/04	$34.42	74%	$33.27	83%	30%	31%
Cara Operations Ltd	Cara Holdings Limited	8/29/03	$7.50	98%	$8.00	105%	31%	31%
Dupont Canada	E.I du Pont	3/19/03	$21.00	98%	$21.75	101%	21%	12%
Gulf Indonesia Resources Ltd	ConocoPhillips Holding Co	5/28/02	$20.29	104%	$20.29	104%	47%	46%
Trilon Financial Corp	Brascan Financial Corp	3/26/02	$17.00	103%	$17.00	103%	3%	5%
Cominco Ltd	Teck Cominco Ltd	4/30/01	$37.50	102%	$37.50	102%	14%	29%
Bentall Corporation	SITQ Immobilier	2/15/01	$20.00	86%	$20.00	86%	3%	3%
Desjardins Financial Corp Inc	Le Mouvement des Caisses Desjardins	8/2/00	$23.50	77%	$23.50	77%	29%	29%
BPO Properties Ltd	Brookfield Properties Corp.	7/24/00	$16.05	64%	$16.05	64%	10%	10%
Canadian Satellite Comm.	Shaw Communications Inc	7/17/00	$29.90	94%	$31.24	94%	13%	31%
Perkins Papers Ltd.	Cascades	7/10/00	$4.74	62%	$4.38	57%	(7%)	(9%)
Rolland Inc	Cascades	7/10/00	$5.77	72%	$5.00	63%	(15%)	(13%)
Paperboard Industries International	Cascades	7/10/00	$1.90	83%	$1.64	72%	(6%)	(0%)
Cambridge Shopping Centres	Ivanhoe Inc	5/25/00	$12.50	83%	$12.50	83%	17%	35%
Monarch Development Corp	Taylor Woodrow PLC	4/7/00	$11.25	NA	$11.25	NA	33%	40%
Quebectel Group Inc	Telus Corp	3/31/00	$23.00	100%	$23.00	100%	10%	21%
BCE Mobile Communications Inc	BCE Inc	7/30/99	$58.75	100%	$58.75	100%	17%	23%
Celanese Canada Inc	Hoechst AG	5/19/99	$25.00	92%	$27.25	100%	30%	35%
Southam Inc.	Hollinger Inc.	12/2/98	$29.00	84%	$32.25	94%	22%	18%
Meridian Technologies Inc	Investor Group	5/29/98	$11.00	93%	$11.00	93%	18%	27%
Global Equity Corp	Pico Holdings Inc	5/8/98	$2.95	78%	$2.95	78%	19%	10%
Great Pacific Enterprises	Jim Pattison Industries	4/24/97	$80.00	NA	$80.00	NA	21%	19%
Spruce Falls Acquisition CP	Tembec Inc	1/21/97	$10.60	102%	$10.60	102%	36%	41%
	Median:			**93%**		**99%**	**21%**	**28%**
	Average:			**94%**		**96%**	**21%**	**26%**

DRAFT Strictly Private and Confidential

28

Genuity